PEAK RESORTS

For Further Information:

Christi Cowdin

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts, Inc. Completes Private Placement

of $20 million of Cumulative Convertible Preferred Stock and Warrants

Wildwood, Missouri – November 2, 2016 – Peak Resorts, Inc. (Nasdaq: SKIS), a leading operator of high-quality, individually branded ski resorts in the U.S., today announced the completion of its previously announced private placement of its Series A cumulative convertible preferred stock and warrants to purchase common stock to CAP 1 LLC, a family client of Summer Road LLC.

The private placement consists of $20 million in Series A cumulative convertible preferred stock and three warrants, exercisable for 12 years, to purchase 1,538,462 shares of the Company’s common stock at $6.50 per share; 625,000 shares of common stock at $8.00 per share; and 555,556 shares of common stock at $9.00 per share, in each case, subject to adjustments. FBR served as financial advisor to Peak Resorts in the transaction.

With the completion of this private placement, also now in effect is the previously approved Modification of Master Credit Agreements with affiliates of EPR Properties, approved as of October 24, 2016. With the Modification Agreement in effect, additional debt service deposits due to EPR have been reduced to $1.1 million in cash or letter of credit, and the fixed charge coverage ratio will not be measured again until on or after May 1, 2017. The Modification Agreement requirement regarding the potential future tripping of the fixed charge coverage ratio covenant would require the Company to increase the cash or letter of credit to a total of three months of additional interest.

These actions address the issue of Peak Resorts’ current cash position being restrained due to ongoing delays in the release of funds raised pursuant to the United States Citizenship and Immigration Services (USCIS) EB-5 Program. The Company believes that the private placement investment and Modification Agreement debt service adjustments will increase capital levels and provide funding for continued growth and general corporate purposes.

“We are encouraged by the vote of confidence shown in our management, quality of assets and future opportunities,” said Tim Boyd, president and chief executive officer of Peak Resorts, Inc. “This investment will significantly strengthen our balance sheet, ensuring that we remain properly positioned to manage ongoing operations and continue to grow market share, both organically and through acquisition.”

About Peak Resorts
Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the

Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts), Twitter or Instagram for resort updates.

Forward-Looking Statements
This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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